CONSULTING SERVICES AGREEMENT

(ITH Partners, LLC)

THIS AMENDED AND RESTATED CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into effective as of April 20, 2011 (the “Effective Date”) by and between (A) (i) IMH Financial Corporation, a Delaware corporation (“IMH”) and (ii) ITH Partners, LLC, a Nevada limited liability company (the “Consultant”), and (B) (i) INFINET Securities, LLC (“Infinet”), and (ii) Consultant.

THE PARTIES ENTER THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS:

A.           On December 15, 2009, ITH entered a consulting agreement with IMH Secured Loan Fund, LLC (the “Original Consulting Agreement”) which commenced on September 1, 2009 and provided that it expired by its terms on January 31, 2009 (this misdating is reflected in the Original Consulting Agreement).  The Original Consulting Agreement was entered pursuant to Section 3.1 of the Operating Agreement of IMH Secured Loan Fund, LLC (the “Fund”) whereby Investors Mortgage Holdings Inc., a Delaware corporation (the “Manager”) had exclusive control over the business of the Fund, subject to and in accordance with the terms of the Operating Agreement.

B.           The Securities and Exchange Commission (the “SEC”) declared the Company’s Form S-4 effective on May 14, 2010, pursuant to which the Fund sought to obtain the written consent of the members of the Fund to the Conversion Transactions (as defined therein) and the 2010 Stock Incentive Plan (as defined therein).  The requisite number of members of the Fund approved the Conversion Transactions and the 2010 Stock Incentive Plan.

C.           IMH and Infinet, respectively, desire to retain the Consultant to provide advice to, and consult with, IMH and Infinet, respectively, with respect to the Consulting Services on the terms and conditions set forth in this Agreement, and the Consultant desires to accept such engagement from IMH and Infinet, respectively, and to perform the Consulting Services on the terms and conditions set forth in this Agreement.

D.           IMH and Infinet, respectively, acknowledges and agrees that (i) except as otherwise set forth in this Agreement to the contrary, the Consultant’s responsibilities under this Agreement are advisory only and that the Consultant has no responsibility or right to assist IMH or Infinet, respectively, in implementing or effecting any transaction, and (ii) in the event that IMH or Infinet, respectively, elects to implement or effect any transaction pertaining to the Consulting Services or otherwise, IMH or Infinet, respectively, shall do so independent of the Consultant and through other consultants selected by IMH or Infinet, respectively, including, without limitation, legal counsel, auditors, financial advisors and underwriters, among other qualified experts.

E.           Notwithstanding the Consultant’s dual consulting relationships described in this Agreement between (i) the Consultant and IMH, on the one hand, and (ii) the Consultant and Infinet, on the other hand, the Consultant shall not receive duplicate benefits from IMH and Infinet unless otherwise specifically set forth in this Agreement.

F.           In the event that IMH requests that Consultant resign as the Consultant to Infinet and become a consultant solely dedicated to IMH, the Consultant shall promptly resign from its engagement with Infinet; provided, however, that any such resignation shall not constitute a Constructive Termination without Cause (as defined herein) under this Agreement or otherwise entitle the Consultant to any benefits or rights under this Agreement except as specifically set forth in this Agreement.

G.           A breach by the Consultant of the Consultant’s obligations under this Agreement to IMH or Infinet, as applicable, shall also give rise to an automatic cross-default in favor of Infinet or IMH, as applicable, as follows:  (i) in the event of a breach of the Consultant’s obligations to IMH under this Agreement, such breach shall also constitute a breach of the Consultant’s obligations to Infinet under this Agreement; and (ii) in the event of a breach of the Consultant’s obligations to Infinet under this Agreement, such breach shall also constitute a breach of the Consultant’s obligations to IMH under this Agreement.

H.          The obligations of IMH and Infinet, respectively, to the Consultant are independent, however, IMH shall guarantee the payment obligations of Infinet to the Consultant with respect to the Infinet Base Consulting Fee if that obligation is not paid by Infinet in a timely manner, as more particularly set forth in this Agreement.

I.            The Consultant acknowledges that (i) IMH is seeking to consummate a transaction with NWRA Capital Partners, LLC (and/or its designees) (collectively, “NWRA”) (the “NWRA Convertible Note Transaction”), and (ii) the consummation of the NWRA Convertible Note Transaction shall not constitute a breach of this Agreement by IMH or Infinet and shall not constitute a Change in Control or a Constructive Termination without Cause (all as defined herein) under this Agreement.

J.            IMH, Infinet and the Consultant intend (i) that this Agreement shall be a consulting agreement and not an employment agreement, and (ii) that the Consultant shall be an independent contractor and not an employee.

K.          The Effective Date of this Agreement shall be the date that the NWRA Convertible Note Transaction is both executed and closes.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and promises contained in this Agreement, the parties hereto agree as follows:

1.           Engagement.

1.1           Initial Term.  As of the Effective Date, IMH and Infinet, respectively, engage the Consultant, and the Consultant accepts such engagement, upon the terms and conditions hereinafter set forth, for the period (a) commencing on the Effective Date, and (b) expiring four (4) years thereafter on April 20, 2015, except as otherwise permitted by the terms of this Agreement (the “Initial Term”).

1.2          Renewal Term.  Upon the expiration of the Initial Term, provided this Agreement has not been terminated by IMH, Infinet or the Consultant, as applicable, pursuant to the terms of this Agreement, the Initial Term shall be automatically extended for successive three (3) year terms (each, a “Renewal Term”) unless either of (a) the Board of Directors of IMH (the “IMH Board”), or the Board of Directors of Infinet (the “Infinet Board’), as applicable, on the one hand, by a seventy percent (70%) vote of the IMH Board or the Infinet Board, as applicable, or (b) the Consultant, on the other hand, gives the other a written notice of non-renewal within ninety (90) days prior to the expiration of the Initial Term or the applicable Renewal Term (the “Non-Renewal Notice”).  If any such Notice of Non-Renewal is not given, this Agreement shall immediately and automatically renew and shall terminate at the end of the then applicable Renewal Term.

1.3          Definition.  The Initial Term and the Renewal Term with respect to IMH or Infinet, as applicable, shall be collectively referred to in this Agreement as the “Term.”

2.           Title.  The Consultant’s title shall be “Strategic Consultant, Business Development” for each of IMH and Infinet.

3.           Consulting Services.

3.1          Included Services.  The Consultant shall perform consulting services for the benefit of IMH and Infinet, respectively, as more particularly set forth on Schedule 2.1 attached hereto (the “Consulting Services”) and such other services as IMH and the Consultant, on the one hand, or Infinet and the Consultant, on the other hand, hereto may mutually agree upon in writing from time to time after the Effective Date; provided, however, in no event shall the Consultant provide any of the Excluded Services (as defined below) to IMH or Infinet, nor shall IMH or Infinet expect any of the Excluded Services to be a part of the Consulting Services to be rendered to IMH or Infinet, as applicable; provided, further, in the event that the Consultant becomes properly licensed in all applicable jurisdictions to render some or all of the Excluded Services, and such license is in good standing at all times during the Term, upon the written request of IMH or Infinet, as applicable, the Consultant may provide the Excluded Services to IMH or Infinet, as applicable, upon the subsequent, mutual written agreement between IMH and the Consultant, or Infinet and the Consultant, as applicable (the “Conditions to Providing the Excluded Services”).

3.2          Board Activities.

3.2.1  IMH Board.  Subject to the Consultant’s execution of a confidentiality agreement satisfactory to the IMH Board, during the Term, the Consultant shall have observation rights with respect to all regularly scheduled IMH Board and IMH Board committee meetings; provided, however, the IMH Board shall have the right to exclude the Consultant from meetings or executive sessions and all such other IMH Board or IMH Board committee meetings bearing on the Consultant or this Agreement.

3.2.2  Infinet Board.  The Consultant shall be elected to the Infinet Board on or about the Effective Date and subject to the Consultant’s execution of a confidentiality agreement satisfactory to the Infinet Board, during the Term, the Consultant shall be a member of the Infinet Board, subject to any member votes applicable to the selection of all members of the Infinet Board.

3.3          Excluded Services.

3.3.1  Specific.  Subject to IMH’s and Infinet’s, as applicable, written approval of the Conditions to Providing the Excluded Services, the Consulting Services to be rendered by the Consultant to IMH or Infinet, as applicable, shall not include any services pertaining to implementing or effecting any transaction, or include, without limitation, any of the following services in any securities transaction or transactions:  (i) structuring an offering or any transaction; (ii) identifying potential purchasers; (iii) taking transaction orders from customers; (iv) routing or matching orders; (v) facilitating negotiations of equity transactions; (vi) selecting a market or dealer; (vii) executing or facilitating the execution of any securities transaction; (viii) soliciting or recommending any securities transactions; (ix) handling customer funds or securities; (x) arranging for or performing clearance and settlement of executed trades; or (xi) preparing and sending any transaction confirmations.  To the extent that IMH or Infinet, as applicable, elects to implement or effect any securities transaction pertaining to the Consulting Services or otherwise, IMH and Infinet, as applicable, shall do so independent of the Consultant and through other consultants, including, without limitation, legal counsel, auditors, financial advisors and underwriters, as applicable, among other qualified experts.

3.3.2  Other.  IMH and Infinet, respectively, acknowledges and agrees that the Consultant shall have no responsibility (i) to render any services, or be expected to render any services, under this Agreement that require the Consultant to register as a broker-dealer, or (ii) to perform, or be expected to perform, any services that are consistent with being engaged in the business of a broker-dealer.

3.3.3  Definition.  The services described in Sections 3.3.1 and 3.3.2 shall collectively constitute the “Excluded Services”.

4.           Reporting; Time Commitment.

4.1          Reporting.  The Consultant shall report directly to (a) the IMH Board and the Chief Executive Officer of IMH, and (b) the Infinet Board and the Chief Executive Officer of Infinet, respectively; provided, however, for the avoidance of doubt, this Agreement shall not be amended or extended without the prior written approval of the IMH Board or the Infinet Board, as applicable.

4.2          Time Commitment.  During the Term, the Consultant shall devote substantially all of the Consultant’s business time, energy and skill to the Consulting Services on an approximate allocable basis of seventy percent (70%) to IMH and thirty percent (30%) to Infinet (the “Sharing Ratio”), subject to the Consultant’s right to (a) continue with the Consultant’s other pre-existing, non-material consulting and other assignments with third parties (to be reviewed and approved by the IMH Board and the Infinet Board from time to time and, in the first instance, reviewed and approved by the IMH Board and the Infinet Board prior to or on the Effective Date), and (b) take on new consulting and other assignments for third parties, in the event and to the extent that such new consulting and other assignments (i) do not present current conflicts of interest with the Consulting Services, (ii) are not reasonably likely to present future conflicts of interest with the Consulting Services, (iii) do not adversely effect the Consultant’s commitment of time to IMH or Infinet and to the timely delivery of the Consulting Services to IMH and Infinet, and (iv) are approved in writing in advance in each instance by the IMH Board and the Infinet Board.  Except in the event that the Consultant has been terminated with Cause by Infinet and has not been terminated by IMH as a result thereof, in the event that the Consultant ceases to be the Consultant to Infinet under this Agreement, but the Consultant remains the Consultant to IMH under this Agreement, IMH shall pay the entirety of the Consultant’s Consulting Fee.

5.           Representations, Warranties and Covenants.

5.1          The Consultant.  The Consultant represents, warrants and covenants to each of IMH and Infinet as follows:

5.1.1  Organization.  The Consultant is duly organized, validly existing and in good standing under the laws of its organization and has the requisite corporate power and authority to carry on its business as now being conducted.

5.1.2  Authority; Binding Obligation.  The Consultant has all requisite corporate power and authority to enter into this Agreement and perform the Consulting Services.  The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Consultant.  This Agreement has been duly executed and delivered by the Consultant and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

5.1.3  Conduct.  The Consultant (and all employees and members thereof) shall professionally, honestly and faithfully present and conduct itself (and themselves) at all times during the Term and in the performance of the Consulting Services.  The Consultant (and all employees and members thereof) shall perform the Consulting Services in a diligent, timely and competent manner.  The Consultant has not held itself out as (x) a broker-dealer, or as a person qualified to render the services of a broker-dealer, or (y) a party willing or able to execute trades or assist others in routing or completing securities transactions.  Upon the expiration or earlier termination of the Term, the Consultant shall deliver to IMH and Infinet, as applicable, all property belonging to IMH and Infinet, as applicable, then in the Consultant’s possession or otherwise previously provided to the Consultant by IMH or Infinet, as applicable.

5.1.4  Location.  The Consultant shall (i) be present and work from IMH’s and Infinet’s office in Scottsdale, Arizona (the “Scottsdale Office”) for a substantial portion of each business week during the Term, and (ii) be expected to travel from time to time in the course of performing the Consulting Services for IMH and Infinet.

5.1.5  Original Consulting Agreement.  The Original Consulting Agreement provided that it expired by its terms on January 31, 2009 (this misdating is reflected in the Original Consulting Agreement), and was not extended by and between IMH (or any of its predecessors or affiliates) and the Consultant.

5.1.6  Solicitation. The Consulting Services do not (and did not) include any solicitation of members of the Fund with respect to the consents contemplated by the Form S-4 bearing on the Conversion Transactions and the 2010 Stock Incentive Plan, and at no time did the Consultant (or any employee or member thereof) engage in any such solicitation.

5.1.7  Excluded Services.  At no time (i) has the Consultant (or any employee or member thereof) performed any of the Excluded Services on behalf of IMH, the Fund, or any affiliates thereof, or Infinet, and (ii) shall the Consultant (or any employee or member thereof) perform any of the Excluded Services on behalf of IMH or Infinet, or any affiliates thereof, except as otherwise permitted under Section 3.1.  In the event that the Consultant becomes licensed to provide the Excluded Services after the Effective Date, the Consultant shall (x) advise IMH and Infinet of that fact in writing, and (y) maintain the applicable license in good standing at all times during the Term.

5.1.8  Managing Member.  The managing member of the Consultant is Lawrence D. Bain (“Bain”), and Bain shall personally perform substantially all of the Consulting Services for, on behalf of, and through the Consultant.

5.1.9  Accredited Investors.  The Consultant and Bain are “accredited investors” within the meaning of Regulation D of the Securities Act of 1933, as amended, and have the requisite capacity to protect the Consultant’s interests in connection with the acquisition of any warrants or any shares of common stock of the Company issuable upon the exercise of any warrants (the “Securities”) pursuant to the terms of this Agreement. The Consultant understands that the Securities are “restricted securities” under the federal securities laws and may not be resold without registration under the Securities Act other than pursuant to Rule 144 or another exemption from registration, and will bear a legend to that effect until such Securities become transferable without restrictions.

5.2          The Company.  IMH and Infinet, respectively, represents, warrants and covenants to the Consultant as follows:

5.2.1  Organization.  IMH and Infinet, respectively, are duly organized, validly existing and in good standing under the laws of its organization and has the requisite corporate power and authority to carry on IMH’s business as now being conducted and Infinet’s business as now being contemplated to be conducted.

5.2.2  Authority; Binding Obligation.  IMH and Infinet, respectively, has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.  The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of IMH and Infinet, respectively.  This Agreement has been duly executed and delivered by IMH and Infinet, respectively, and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of IMH and Infinet, respectively, enforceable against IMH and Infinet, respectively, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

6.           Intentionally Deleted.

7.           Consulting Fees and Expenses; Benefits.

7.1          Consulting Fees.  During the Term, subject to the terms of this Agreement (including, without limitation, the terms, conditions and qualifications set forth in Schedule 7.1), as payment and consideration for the Consultant’s performance of the Consulting Services to IMH and Infinet, respectively, and other agreements herein, IMH and Infinet, respectively, shall pay the Consultant the consulting fees set forth in this Section 7 and on Schedule 7.1, with no duplication of amounts intended (collectively, the “Consulting Fees”) (which shall include, as applicable, the IMH Base Consulting Fees, the Infinet Base Consulting Fees, the First Special Payment, the Second Special Payment, the Consultant’s Equity Securities, the Legacy Asset Performance Fee, the Strategic Advisory Fee, and the Product Origination Fee, as applicable) subject to and in accordance with the terms, conditions, qualifications and timing set forth in this Section 7 and on Schedule 7.1.

7.2          Base Consulting Fee.

7.2.1  Amount.  During the Term, for so long as the Consultant is providing the Consulting Services, to (a) IMH, the Consultant shall receive an aggregate annual base consulting fee of Five Hundred Ninety Five Thousand Dollars ($595,000) (the “IMH Base Consulting Fee”), and (b) Infinet, the Consultant shall receive an aggregate annual base consulting fee of Two Hundred Fifty Thousand Dollars ($250,000) (the “Infinet Base Consulting Fee”).  The IMH Base Consulting Fee and the Infinet Base Consulting Fee shall collectively be referred to as the “Base Consulting Fees”).

7.2.2  Adjustment.  The amount of the IMH Base Consulting Fee and the Infinet Base Consulting Fee shall be reviewed by the IMH Board and the Infinet Board, respectively, annually and may be adjusted upward (but not downward) at such time.

7.2.3  Payment Timing; Other.  From and after the Effective Date and during the Term, the IMH Base Consulting Fee shall be payable by IMH and the Infinet Base Consulting Fee shall be payable by Infinet one-twelfth (1/12) per month in accordance with IMH’s and Infinet’s respective normal business practices, but in no event less frequently than monthly.  In the event that the Consultant is requested by the IMH Board to render Consulting Services solely to IMH on a full-time basis (and not to Infinet), IMH shall pay to the Consultant an aggregate annual consulting fee equal to the sum of the amount of the IMH Base Consulting Fee and the Infinet Base Consulting Fee (and, thereafter, any references to the IMH Base Consulting Fee shall refer to the entirety of the IMH Base Consulting Fee and the Infinet Base Consulting Fee) and Infinet shall have no obligations to pay any portion thereof, including, without limitations, the Infinet Base Consulting Fee.

7.3          Equity Fee.  IMH also has adopted the 2010 IMH Financial Corporation Stock Incentive Plan (the “IMH Equity Plan”).  Subject to the terms of this Section 7.3, promptly after the Effective Date, the IMH Board shall recommend to the Compensation Committee of the IMH Board that the Consultant be granted a stock option (the “Option”) under the IMH Equity Plan to purchase 150,000 shares of IMH’s common stock.  The Option shall be granted with an exercise price per share equal to the Fair Market Value (as defined in the IMH Equity Plan) of a share of IMH’s common stock on the grant date, which Fair Market Value shall be determined based on the conversion price of the NWRA Convertible Loan.  Subject to the Consultant’s continued service during the Term under this Agreement on each vesting date, the Option shall vest and become exercisable in thirty six (36) substantially equal monthly installments, with the first installment vesting on the last day of the month following the month in which the grant date occurs and an additional installment vesting on the last day of each of the thirty five (35) months thereafter.  The Option may also become vested as provided in Section 8.  The Option shall have an ordinary term of ten (10) years, and shall be granted under and  subject to the terms and conditions of the IMH Equity Plan and IMH’s form option agreement approved for use under the IMH Equity Plan.  During the Term, the Consultant shall also be eligible to receive additional equity awards under the IMH Equity Plan pursuant to which various types of equity based fees (the “IMH LT Equity Bonus”) may be awarded to Consultant in the sole discretion of the Compensation Committee of the IMH Board.

7.4          Expenses.  The Consultant shall be entitled to reimbursement by IMH and Infinet, respectively, for all reasonable and actually incurred business expenses that the Consultant incurs on behalf of IMH or Infinet, respectively, during the Term in carrying out the Consulting Services; provided, however, that the Consultant shall provide to IMH or Infinet, as applicable, the customary documentation in accordance with IMH’s and Infinet’s respective expense reimbursement policies in effect from time to time; and provided, further, that the Consultant submits to IMH or Infinet, as applicable, all receipts for all properly reimbursable expenses within ninety (90) days after the incurrence of such expenses; and provided, lastly, that IMH and Infinet, as applicable, shall reimburse the Consultant therefor within thirty (30) days after the receipt of such business receipts.

7.5          IMH Guarantee.  The obligations of IMH and Infinet, respectively, to the Consultant are independent, however, in the sole case that Infinet fails to meet Infinet’s payment obligations to the Consultant with respect to the Infinet Base Consulting Fee (as set forth herein) in a timely manner, then IMH shall pay the Infinet Base Consulting Fee to the Consultant and Infinet agrees that IMH shall have full recourse against Infinet to seek reimbursement thereof (and all costs of collection, including, without limitation, all attorneys’ fees and costs incurred in connection therewith).

8.           Termination; Termination Fees; and Related Matters.

8.1          Termination.  The Consultant’s Consulting Services with IMH and Infinet, respectively, may be terminated at any time, with or without Cause, at the option of IMH or Infinet, respectively, subject only to any applicable termination obligations set forth in this Section 8 or in Schedule 7.1.  Upon any termination hereunder, the Term with respect to IMH or Infinet, as applicable, shall automatically expire.

8.2          Definitions.  For purposes of this Section 8, the following terms shall have the indicated definitions:

(1)          Cause.  “Cause” shall mean:

(i)           The Consultant is convicted of, or enters a plea of nolo contendere to, an act which is defined as a felony under any federal, state or local law, which conviction or plea has or can be expected to have a material adverse impact on the business or reputation of IMH or Infinet, as applicable; provided, however, that a conviction of, or a plea of nolo contendere to, a traffic related felony (including, without limitation, driving under the influence, driving while intoxicated, or any similar crime or offense) shall not give rise to “Cause;” or

(ii)          the Consultant is convicted of any one or more acts of intentional theft, larceny, embezzlement, fraud or other misappropriation;

(iii)         a judicial determination of the Consultant’s commission of any one or more acts of gross negligence or willful misconduct that has resulted in material harm to the business or reputation of IMH or Infinet, respectively; or

(iv)         the Consultant’s material breach of this Agreement that, if curable, is not cured by the Consultant within thirty (30) days after written notice from IMH or Infinet, as applicable (such written notice shall include a specific delineation of the particular acts or circumstances that are the basis for the alleged material breach).

Notwithstanding the foregoing, no termination of the Consulting Services by IMH or Infinet, as applicable, shall be treated as for Cause or be effective until and unless all of the steps described in clauses (A) through (C) immediately below have been complied with:

(A)          written notice of intention to terminate for Cause has been given by IMH or Infinet, as applicable, to the Consultant within sixty (60) days after the IMH Board or the Infinet Board, as applicable, first learns of the act, failure or event (or latest in a series of acts, failures or events) constituting “Cause;”

(B)           the IMH Board or the Infinet Board, as applicable, has voted (at a meeting of the IMH Board or the Infinet Board, as applicable, duly called and held as to which the termination of the Consultant from IMH or Infinet, as applicable, is an agenda item) to terminate the Consultant for Cause after the Consultant has been given written notice of the acts or circumstances which are the basis for the termination for Cause and after the Consultant has been afforded at least five (5) days prior written notice of the meeting and an opportunity to present the Consultant’s position in writing; and

(C)           the IMH Board or the Infinet Board, as applicable, has given a Notice of Termination to the Consultant within ten (10) days after the last to occur of the IMH Board or the Infinet Board meeting, as applicable, and the conviction or final, judicial determination, as applicable, as required in Sections 8.2(1)(i), (ii) or (iii).

IMH or Infinet, as applicable, after a good faith determination by the IMH Board or the Infinet Board, as applicable, may, in the sole discretion of the IMH Board or the Infinet Board, as applicable, suspend the Consultant from performing any services for IMH or Infinet, as applicable, with continuing payment of the applicable fees at any time during the period commencing with the giving of notice to the Consultant under clause (A) immediately above until final Notice of Termination is given under clause (C) immediately above.  Upon the giving of notice as provided in clause (C) immediately above, no further payments shall be due to the Consultant under this Agreement except as provided in Section 8.3(vi) or in Schedule 7.

(2)           Change in Control.  A “Change in Control” as to IMH shall mean the occurrence of any one or more of the following events following the Effective Date and the consummation of the NWRA Convertible Note Transaction with respect to IMH only (and not Infinet):

(i)           any individual, entity or group (a “Person”) within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than IMH, any corporation, partnership, trust or other entity controlled by IMH (a “Subsidiary”), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of IMH or any of its Subsidiaries or NWRA or any affiliate thereof), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act) of securities of IMH representing fifty percent (50%) or more of the combined voting power of IMH’s then outstanding securities having the right to vote generally in an election of IMH’s Board (“Voting Securities”), other than as a result of (A) an acquisition of securities directly from IMH or any Subsidiary or (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger; or

(ii)           approval by the shareholders of IMH of a complete liquidation or dissolution of IMH; or

(iii)           the sale, lease, exchange or other disposition of all or substantially all of the assets of IMH, other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding IMH or NWRA or any affiliate thereof and any employee benefit plan (or related trust) of IMH or NWRA or any affiliate thereof, or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, fifty percent (50%) or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) subject to the nomination and approval of a full slate of directors to the IMH Board (including, without limitation, independent directors) in accordance with IMH’s governing documents reasonably promptly after, or in connection with, the consummation of the NWRA Convertible Note Transaction, but in no event later than December 31, 2011, at least a majority of the members of the board of directors of such corporation were members of the IMH Board at the time of the execution of the initial agreement or action of the IMH Board providing for such sale, lease, exchange or other disposition of assets of IMH.

Notwithstanding the foregoing, a “Change in Control” as to IMH shall not be deemed to have occurred for purposes of this Agreement solely as the result of (a) an acquisition of securities by IMH or NWRA or any affiliate thereof in IMH which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” as to IMH shall be deemed to have occurred for purposes of this Agreement, or (b) the nomination and approval of a full slate of directors to the IMH Board (including, without limitation, independent directors) in accordance with IMH’s governing documents reasonably promptly after, and in connection with, the NWRA Convertible Note Transaction, but in no event later than December 31, 2011.

(3)          Constructive Termination Without Cause. “Constructive Termination Without Cause” shall mean a termination of the Consultant initiated by the Consultant not later than six (6) months following the occurrence, without the Consultant’s prior written consent, of one or more of the following events (or the latest to occur in a series of events):

(i)           a material adverse change in the Consulting Services for IMH or Infinet (except in the event that IMH has requested that the Consultant become a full-time executive officer of IMH), as applicable, which would materially reduce the level, importance or scope of the Consulting Services, except in connection with the termination of the Consultant’s Consulting Services with IMH or Infinet (except in the event that IMH has requested that Consultant become a full-time executive officer of IMH), as applicable, for Cause, as a result of Consultant’s death or by Consultant other than for a Constructive Termination Without Cause;

(ii)           any material breach by IMH or Infinet, as applicable, of this Agreement;

(iii)           any purported termination of the Consultant for Cause by the Company or Infinet, as applicable, which does not comply with the terms of Section 8.2(1);

(iv)           the failure of IMH or Infinet, as applicable, to obtain a written agreement from any successor or assign of IMH or Infinet, as applicable, to assume and agree to perform the portions of this Agreement as applicable to IMH or Infinet, as applicable, as contemplated in Section 12 of this Agreement;

(v)           the failure by IMH to continue in effect any benefit plan in which the Consultant participates immediately prior to a Change in Control of IMH which is material to the Consultant’s total fees from IMH, unless reasonably comparable alternative arrangements (embodied in ongoing substitute or alternative plans) have been implemented with respect to such plans, or the failure by IMH to continue the Consultant’s participation therein (or in such reasonably comparable substitute or alternative plans) on a basis not materially less favorable, in terms of the amount of benefits provided by IMH and the level of the Consultant’s participation relative to other participants, as existed during the last completed fiscal year of IMH prior to the Change in Control of IMH;

(vi)           the relocation of IMH’s or Infinet’s Scottsdale Office to a new location more than thirty (30) miles away from the current location; or

(vii)           except as may be prohibited by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or other applicable laws or the insurance carrier(s), the failure of the Infinet Board to take action as may be necessary to elect the Consultant to the Infinet Board; provided, however, that it will not be a Constructive Termination Without Cause if the Consultant shall fail to be re-elected by the members of Infinet or Infinet’s Board, as applicable, if such failure to take action is in connection with the termination of the Consultant from IMH or Infinet, as applicable, for Cause, as a result of the Consultant’s death, or by the Consultant other than for a Constructive Termination Without Cause.

Notwithstanding the foregoing, a Constructive Termination Without Cause shall not be treated as having occurred unless the Consultant provides IMH or Infinet, as applicable, with written notice of the particular action or omission described in clauses (i) through (vii) immediately above giving rise to the claimed Constructive Termination Without Cause within thirty (30) days of the initial existence of such action or omission and, within thirty (30) days after the Consultant provides IMH or Infinet, as applicable, with such written notice, IMH or Infinet, as applicable, fails to substantially correct (or reverse) such action or omission.  In addition, a Constructive Termination Without Cause shall not be treated as having occurred unless the Consultant has been given a final Notice of Termination delivered after expiration of IMH’s or Infinet’s, as applicable, thirty (30) day cure period.  The Consultant shall be deemed to have waived the Consultant’s right to declare a Constructive Termination Without Cause with respect to any such action or omission if Consultant does not notify IMH or Infinet, as applicable, in writing of such action or omission within thirty (30) days of the Consultant’s initial knowledge of the event that gives rise to such action or omission.

(4)          Covered Average Fees. “Covered Average Fees” shall mean the sum of the Consultant’s Covered Fees (defined below) as calculated for the calendar year in which the Date of Termination occurs and for each of the two (2) preceding calendar years, divided by three (3).

(5)          Covered Fees.  “Covered Fees,” for any calendar year, shall mean an amount equal to the sum of the Consultant’s applicable Base Consulting Fee (that is, in the case of IMH, the IMH Base Consulting Fee and in the case of Infinet, the Infinet Base Consulting Fee, as applicable) for the calendar year, actually earned by the Consultant with respect to such calendar year from IMH or Infinet, as applicable.

8.3           Rights Upon Termination.

(i)           Payment of Benefits Earned Through Date of Termination.  Upon any termination of the Consultant during the Term applicable to IMH or Infinet, as applicable, the Consultant, or the Consultant’s estate, shall in all events be paid all accrued but unpaid IMH Base Consulting Fees or Infinet Base Consulting Fees, as applicable.  Any and all amounts due pursuant to this Section 8.3(i) shall be paid no later than thirty (30) calendar days following the Consultant’s termination from IMH or Infinet, as applicable.  The Consultant shall also retain all such rights with respect to vested equity-based awards as are provided under the circumstances under the applicable grant or award agreement, and shall be entitled to all other benefits which are provided under the circumstances in accordance with the provisions of IMH’s or Infinet’s generally applicable benefit plans, practices and policies, other than severance plans, in which the Consultant is eligible to participate and specifically applicable to the Consultant under this Agreement.  Nothing in this Agreement shall have any impact on any shares of stock, held by the Consultant in IMH, or units held by the Consultant in Infinet, prior to the Effective Date or any shares of stock or units, as applicable, held by the Consultant at the time of termination of this Agreement which are then fully vested and not subject to any restrictions.

(ii)          Death.  In the event of the Consultant’s death during the Term, IMH and Infinet shall, in addition to paying the amounts set forth in Section 8.3(i), take whatever action is reasonably necessary to cause all of the Consultant’s unvested equity-based awards that have been granted by IMH or Infinet, as applicable, to become fully vested as of the date of death and, in the case of equity-based awards which have an exercise schedule, to become fully exercisable and continue to be exercisable for a period of (a) one (1) year following death (or such greater exercise period as may be provided in the applicable award agreement for awards that are vested and exercisable at the time of death) or (b) if less, the end of the original term of the options.

(iii)         Non-Renewal.  In the event IMH or Infinet, as applicable, gives the Consultant a Non-Renewal Notice pursuant to Section 1, IMH or Infinet, as applicable, shall, in addition to paying the amounts set forth in Section 8.3(i), provide the Consultant with the following payments and benefits, if the Consultant executes (and does not revoke) a Separation Agreement within the time periods described in Section 8.3(vii):

(A)           pay to the Consultant in one lump sum at the time specified in Section 8.3(iv) an amount equal to the Consultant’s Covered Average Fees applicable to IMH or Infinet, as applicable (with no duplication of benefits);

(B)           continue, without cost to the Consultant, benefits comparable to the medical benefits (if any) provided to Consultant from IMH or Infinet, as applicable, immediately prior to the Date of Termination for a period of twelve (12) months following the Date of Termination from IMH or Infinet, as applicable, or until such earlier date as the Consultant obtains comparable benefits through employment or consulting services to others;

(C)           take whatever action is reasonably necessary to cause the Consultant to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards that have been granted by IMH or Infinet, as applicable, to the Consultant and be entitled to exercise and continue to exercise all such stock options and all other equity-based awards having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of the Consultant in accordance with their terms; and

(D)           the First Special Payment in accordance with and subject to the terms, conditions and timing set forth in Section 3 of Schedule 7.1

(iv)         Termination Without Cause; Constructive Termination Without Cause.  During the Term, in the event IMH or Infinet, as applicable, or any successor to IMH or Infinet, as applicable, terminates the Consultant without Cause, or if the Consultant terminates the Consultant in a Constructive Termination without Cause, IMH or Infinet, as applicable, shall, in addition to paying the amounts provided under Section 8.3(i), pay to the Consultant, in one lump sum, an amount equal to two (2) times the Consultant’s Covered Average Fees applicable to IMH or Infinet (with no duplication of benefits), as applicable.  In order to receive this payment, the Consultant must execute (and not revoke) a Separation Agreement within the time periods described in Section 8.3(vii).  The lump sum payment called for by this Section 8.3(iv) shall be paid at the time specified in Section 8.3(vii).  If the Consultant executes (and does not revoke) the Separation Agreement within the time periods described in Section 8.3(vii), IMH or Infinet, as applicable, shall also:

(A)           Intentionally Deleted.

(B)           take whatever action is reasonably necessary to cause the Consultant to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards that have been granted by IMH or Infinet, as applicable, to the Consultant and be entitled to exercise and continue to exercise all such stock options and all other equity-based awards having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms; and

(C)           the First Special Payment in accordance with and subject to the terms, conditions and timing set forth in Section 3 of Schedule 7.1.

(v)          Termination for Cause; Voluntary Resignation.  In the event Consultant is terminated during the Term, other than in connection with a termination meeting the conditions of clauses (ii), (iii) or (iv) of this Section 8.3, the Consultant shall receive the amounts set forth in Section 8.3(i) in full satisfaction of all of the Consultant’s entitlements from IMH or Infinet, as applicable.  All equity-based awards not vested as of the Date of Termination shall terminate (unless otherwise provided in the applicable award agreement) and the Consultant shall have no further entitlements with respect thereto.

(vi)         Clarification Regarding Treatment of Options and Restricted Stock or Units.  The stock option and restricted stock or unit agreements (the “Equity Award Agreements”) that the Consultant has or may receive from IMH or Infinet, as applicable, may contain language regarding the effect of a termination of the Consultant under certain circumstances.

(A)           Notwithstanding such language in the Equity Award Agreements, for so long as this Agreement is in effect, IMH or Infinet, as applicable, shall be obligated, if the terms of this Agreement are more favorable in this regard than the terms of the Equity Award Agreements, to take the actions required under Sections 8.3(ii), 8.3(iii)(C) and 8.3(iv)(B) hereof upon the happening of the circumstances described therein.  Those sections provide that in certain situations IMH or Infinet, as applicable, shall cause the Consultant to become vested as of the Date of Termination in all or certain equity-based awards granted by IMH or Infinet, as applicable, and that such equity-based awards will thereafter be subject to the provisions of the applicable Equity Award Agreement as it applies to vested awards upon a termination.  For purposes of clarification, although an option grant may vest in accordance with these above-referenced Sections, such option shall thereafter be exercisable only for so long as the related option agreement provides, except that the compensation committee of the IMH Board or the Infinet Board, as applicable, may, in its respective sole discretion, elect to extend the expiration date of such option (but not beyond the option’s original expiration date).

(B)           Notwithstanding the definition of “Cause” which may appear in the Equity Award Agreements, for so long as this Agreement is in effect (X) any “for Cause” termination must be in compliance with the terms of this Agreement, including the definition of “Cause” set forth herein, and (Y) only in the event of a “for Cause” termination that meets both the definition in this Agreement and the definition in the Equity Award Agreement will the disposition of options and restricted stock or units under such Equity Award Agreement be treated in the manner described in such Equity Award Agreement in the case of a termination “for Cause.”

(C)           During the Term, any stock options issued to the Consultant shall provide that if the Consultant is terminated in any manner which gives rise to an obligation under this Agreement to cause the acceleration of vesting of stock options, then in such event such stock options may be exercised by the Consultant by having the applicable exercise price (but not any tax withholding obligations) satisfied in a cashless manner.

(vii)         Separation Agreement Required; Time of Payment.  As set forth above, in order to receive any payments or benefits pursuant to Section 8.3(iii) or (iv), the Consultant must execute (and not revoke) a Separation Agreement, which Agreement shall include a mutual general release of any and all claims that the Consultant had, has or may have in connection with the Consultant’s Consulting Services with IMH or Infinet, as applicable, as well as a release of any claims that IMH or Infinet, as applicable, had, has or may have against the Consultant.  The Separation Agreement shall be provided to Consultant within five (5) days following Consultant’s Separation from Service (defined below).  The Separation Agreement must be executed and returned to IMH or Infinet, as applicable, within the five (5) day (as applicable) period that will be described in the Separation Agreement and it must not be revoked by the Consultant within any applicable revocation period that will be described in the Separation Agreement.  The Separation Agreement may not be executed prior to the Consultant’s last day of rendering any Consulting Services.  The lump sum payments called for by Section 8.3(iii) and (iv) shall be paid within five (5) days following the last day on which the Consultant could revoke the Separation Agreement.  Notwithstanding anything in this Section to the contrary, if the period of time during which the Consultant has to consider the execution of the Separation Agreement, plus any revocation period set forth therein, spans two (2) calendar years, the lump sum cash payments called for by Section 8.3(iii) and (iv) shall be paid in the second calendar year.

8.4           Notice of Termination.  The Non-Renewal Notice pursuant to Section 1 or of any termination of the Consultant (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one party hereto to the other party hereto in accordance with this Section 8 and Section 12.11.

8.5           Date of Termination.  “Date of Termination,” with respect to any termination of the Consultant’s engagement during the Term, shall mean (i) if the Consultant’s engagement with IMH or Infinet, as applicable, is terminated for Cause, the date on which a Notice of Termination is given which complies with the requirements of Section 8.2(1), and (ii) if the Consultant is terminated with IMH or Infinet, as applicable, for any reason, the date specified in the Notice of Termination.  Upon any termination of the Consultant’s engagement with IMH or Infinet, respectively, the Consultant shall concurrently give up the Consultant’s IMH Board observation rights, and membership on the Infinet Board, respectively.

8.6           Nature of Payments.  The amounts due under this Section 8 are in full satisfaction of all claims the Consultant may have in respect of the Consultant’s engagement by IMH or Infinet, as applicable, and are provided as the sole and exclusive benefits to be provided to the Consultant, or the Consultant’s estate, or the Consultant’s beneficiaries in respect of the Consultant’s termination of this engagement from IMH or Infinet, as applicable.

8.7           Interpretation.  If this engagement is terminated with Infinet or IMH in order that Bain may become a full-time executive officer of IMH, the Consultant shall not be entitled to any termination or other benefits pursuant to this Agreement as a result thereof.  In addition, this Section 8 expressly contemplates that the Consultant may terminate this engagement with either IMH or Infinet, and continue the engagement pursuant to this Agreement with the other company.

8.8           Schedule 7.1.  Schedule 7.1 sets forth additional rights and obligations of IMH and the Consultant, on the one hand, and Infinet and the Consultant on the other hand, and shall be read in conjunction with the other terms and conditions in this Agreement.

9.           Relationship. IMH, Infinet and the Consultant intend (a) that this Agreement shall be a consulting agreement and not an employment agreement, and (b) that the Consultant shall be an independent contractor and not an employee.  The Consultant (and all employees and members thereof) shall operate at all times as an independent contractor of IMH and Infinet.  Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group between the Consultant and IMH, on the one hand, and the Consultant and Infinet, on the other hand.

9.1           No Authority to Supervise.  While IMH’s and Infinet’s personnel, respectively, may from time to time assist the Consultant in rendering the Consulting Services (if and when IMH or Infinet, respectively, may reasonably direct), the Consultant shall have no authority to supervise, direct, hire, fire or make other management decisions regarding such personnel.

9.2           Office and Services.  IMH and Infinet, respectively, shall provide the Consultant with private office space at the Headquarters Office, as well as internet access, a MacBook Pro computer (as reasonably selected by the Consultant), a telephone, facsimile services, cell phone service, an executive assistant (or assistants as the circumstances may reasonably require in view of the nature and type of Consulting Services rendered to IMH and Infinet from time to time) exclusively dedicated to the Consultant, a garage parking space, an access pass to the Scottsdale Office building and facilities, and photocopy services in order to accommodate the Consultant’s performance of the Consulting Services.  The allocation of costs between IMH and Infinet shall be consistent with the Sharing Ratio.

9.3           Taxes.  The Consultant, on the one hand, and IMH and Infinet, on the other hand, agree that the Consultant (and all of the Consultant’s employees and members) is not an employee of IMH or Infinet for state or federal tax purposes.  The Consultant (and all of the Consultant’s employees and members) shall be solely responsible for any and all income, unemployment, social security, worker’s compensation, FICA or any other taxes or amounts payable with respect to the Consulting Fee and any and all other compensation paid or provided to the Consultant pursuant to this Agreement.  The Consultant shall indemnify, defend and hold harmless IMH and Infinet from and against any tax or other liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including, without limitation, defense costs, arising out of the Consultant’s failure to pay any taxes due with respect to any such payment.

9.4           Workers’ Compensation and Unemployment Insurance.  The Consultant (and the Consultant’s employees and members) is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by IMH or Infinet.  The Consultant shall be solely responsible for the payment of the Consultant’s (and the Consultant’s employees and members) worker’s compensation, unemployment compensation, and other such payments for the Consultant (and the Consultant’s employees and members).  IMH and Infinet shall not be obligated to pay for worker’s compensation for the Consultant (or the Consultant’s employees or members), contribute to a state unemployment fund for the Consultant, or pay the federal unemployment tax for the Consultant or pay for any health insurance benefits for the Consultant (or the Consultant’s employees or members).

10.         Protective Covenants.

10.1       Confidential Information; Inventions.

10.1.1  Process.  The Consultant (and the Consultant’s employees and members) shall not use (except to the extent that such use is directly related to and required by the Consultant’s performance of the Consulting Services) or disclose at any time, either during the Term or thereafter, any Confidential Information (as defined below) of IMH or Infinet of which the Consultant (or any employee or member thereof) is or becomes aware, whether or not such information is developed by the Consultant (or any employee or member thereof).  The Consultant shall take (and shall cause the Consultant’s employees and members to take) all reasonable steps to safeguard Confidential Information of IMH and Infinet in the Consultant’s (or the Consultant’s employees and members) possession and to protect IMH and Infinet against disclosure, misuse, espionage, loss and theft.  The Consultant (and the Consultant’s employees and members) shall deliver to IMH and Infinet, as applicable, at the end of the Term with respect to IMH and Infinet, as applicable, or at any other time IMH or Infinet, respectively, may request the same from the Consultant (and the Consultant’s employees and members), all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of IMH or Infinet or the Work Product (defined below) of IMH or Infinet which the Consultant (or the Consultant’s employees and members) may then possess or have under the Consultant’s (or the Consultant’s employees and members) control.  Notwithstanding the foregoing, the Consultant (and the Consultant’s employees and members) may truthfully respond to a lawful and valid subpoena or other legal process, but shall give IMH and Infinet, as applicable, prior written notice thereof as soon as reasonably possible and shall, as much in advance of the return date as possible, make available to IMH’s and Infinet’s counsel, as applicable, the documents and other information sought, and shall reasonably assist IMH’s and Infinet’s counsel, as applicable, in resisting or otherwise responding to such process.

10.1.2  Scope.  As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by IMH and Infinet (together with their affiliates), respectively, in connection with its business, including, without limitation, information, observations and data obtained by the Consultant (or the Consultant’s employees and members) while providing the Consulting Services to IMH and Infinet and their affiliates, respectively (including any such information obtained prior to the Effective Date) concerning (i) the business or affairs of IMH and Infinet, respectively, (ii) products or services, (iii) fees, costs and pricing structures, (iv) data and intellectual property, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, new developments, methods and processes, whether patented, patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information shall not include any information that has been published (other than a disclosure by the Consultant [or any employee or member thereof] in breach of this Agreement) in a form generally available to the public prior to the date the Consultant proposes to disclose or use such information.  Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

10.1.3  Definitions.  As used in this Agreement, the term (i) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, (ii) “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, scientific developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patented, patentable or unpatentable, copyrightable, registrable as a trademark, reduced to writing, or otherwise) which relate to IMH’s or Infinet’s (together with their affiliates), as applicable, actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Consultant, or any employee or member thereof, (whether or not during usual business hours, whether or not by the use of the facilities of IMH or Infinet, as applicable, and whether or not alone or in conjunction with any other Person) while performing any Consulting Services during the Term (including those conceived, developed or made prior to the Effective Date), together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Consultant may discover, invent or originate with respect to IMH or Infinet and their respective businesses during the Term or at any time in the period of twelve (12) months after the end of the Term, shall be the exclusive property of IMH and Infinet, as applicable, and the Consultant (and all employees and members thereof) hereby assigns all of the Consultant’s (and all employees and members thereof) right, title and interest in and to such Work Product to IMH and Infinet, as applicable, including, without limitation, all intellectual property rights therein.  The Consultant (and all employees and members thereof) shall promptly disclose all Work Product to IMH and Infinet, as applicable, shall execute at the request of IMH and Infinet, as applicable, any reasonable assignments or other documents IMH and Infinet, as applicable, may deem necessary to protect or perfect IMH’s and Infinet’s rights therein, and shall assist IMH and Infinet, as applicable, in obtaining, defending and enforcing the Company’s rights therein.

10.2         Enforcement.  The Consulting Services are unique and the Consultant (and all employees and members thereof) has access to Confidential Information and Work Product.  Accordingly, a breach by the Consultant of any of the covenants in this Section 10 would cause immediate and irreparable harm to IMH and Infinet, as applicable, that would be difficult or impossible to measure, and any damages to IMH and Infinet, as applicable, for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, in the event of any breach or threatened breach of any provision of this Section 10, IMH and Infinet, as applicable, shall be entitled, in addition to, and without limitation upon, all other remedies IMH and Infinet, as applicable, may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 10, or require the Consultant (and all employees and members thereof) to account for and pay over to IMH and Infinet, as applicable, all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 10 if and when final judgment of a court of competent jurisdiction is so entered against the Consultant (or any employee or member thereof).

10.3         Underwriter Lock-Up.  If, and to the extent, requested by the managing underwriter or underwriters in any underwritten public offering of securities of IMH or Infinet, respectively, the Consultant hereby agrees to enter into a lock-up agreement restricting the disposition of the Securities following the completion of any such public offering.  The Consultant agrees that the period of time from which such lock-up will commence and terminate and the other terms of the lock-up shall be substantially identical to the terms and conditions that apply to the lock-up agreements entered into by the directors and executive officers of IMH or Infinet, respectively; provided, however, in no event shall the term of the lock-up exceed an aggregate period of twelve (12) months.

11.         Ownership.  All software, hardware, equipment, or records, including all copies or extracts of them which the Consultant (or any employee or member thereof) prepares, uses or sees during the Term in relation to the performance of the Consulting Services shall be and remain the sole property of IMH or Infinet, as applicable.

12.         Miscellaneous.

12.1        Successors.

12.1.1  No Assignment by the Consultant.  This Agreement is personal to the Consultant and shall not, without the prior written consent of IMH or Infinet, as applicable, be assignable by the Consultant.  This Agreement may be assigned by IMH or Infinet, as applicable, and shall be binding upon, and inure to the benefit of, IMH’s or Infinet’s, as applicable, successors and assigns.  IMH or Infinet, as applicable, shall require any successor to all or substantially all of the business or assets of IMH or Infinet, as applicable, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that IMH or Infinet, as applicable, would be required to perform it if no such succession had taken place.

12.1.2  Consulting Fees; Implementation Obligations.  This Agreement shall inure to the benefit of and be binding upon IMH and Infinet, respectively, as specifically set forth herein and IMH’s and Infinet’s, as applicable, respective successors and assigns, and any such successor or assignee shall be deemed automatically substituted for IMH or Infinet, as applicable, under the terms of this Agreement for all purposes, including, without limitation, IMH’s and Infinet’s obligation, as applicable, to pay the financial obligations hereunder and on Schedule 7.1, including, without limitation, the IMH Base Consulting Fees and the Infinet Base Consulting Fees, respectively, to the Consultant and IMH’s and Infinet’s obligation, respectively, to provide the indemnification obligations herein.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of IMH and Infinet, respectively, or to which IMH or Infinet, respectively, assigns this Agreement by operation of law or otherwise.

12.2        Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

12.3        Modification.  This Agreement may not be amended or modified other than by a written agreement (a) executed by IMH and the Consultant, on the one hand, and Infinet and the Consultant, on the other hand, and (b) approved by the IMH Board and the Infinet Board, as applicable.

12.4        Complete Agreement.  This Agreement (including, without limitation, the Schedules attached hereto), together with any Equity Award Agreements, now or hereafter in effect, contains the entire agreement and final understanding between the parties hereto with respect to the subject matter addressed herein among the parties, and supersedes and replaces all prior negotiations and all agreements proposed or executed, whether written or oral, with the Consultant and IMH, on the one hand, and/or Infinet and the Consultant, on the other hand, concerning the subject matter hereof, including, without limitation, the Original Consulting Agreement and any subsequent amendments thereto.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against any party hereto.  This Agreement constitutes an integrated agreement.

12.5        Litigation and Investigation Assistance.  In addition to the Consulting Services, at the expense of IMH or Infinet, as applicable, the Consultant (and the Consultant’s employees and members) shall cooperate in (a) the defense of IMH or Infinet, as applicable, against any threatened or pending litigation by any Person or in any investigation or proceeding by any governmental agency that relates to any events or actions which occur during the Term, and (b) the prosecution of any claims and lawsuits brought by IMH or Infinet, respectively, against third parties that are currently outstanding or that may in the future be brought relating to matters which occur during the Term.  Except as requested by IMH or Infinet, as applicable, or as required by law, the Consultant (and the Consultant’s employees and members) shall not publicly comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving IMH or Infinet (or any officer, director or employee of either), as applicable, or (ii) threatened or pending government investigations involving IMH or Infinet, as applicable.

12.6           Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement shall not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.  Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.7           Governing Law.  This Agreement shall, without regard to principles of conflict of laws, be governed by the laws of the State of Arizona as to all matters, including, without limitation, matters of validity, construction, effect and performance.

12.8           Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

12.9           Attorneys’ Fees.  In the event of a legal dispute between the parties hereto, the prevailing party shall be entitled to receipt from the losing party of all attorneys’ fees and costs related thereto.

12.10         Jurisdiction; Waiver of Jury Trial.  Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the state or federal courts of the State of Arizona, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT.

12.11           Notices.  Any notice to be given hereunder by any party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change its address by written notice in accordance with this Section 12.11.  Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to the Consultant:

ITH Partners, LLC
6929 N. Hayden Road
Suite C4
Scottsdale, AZ 85250
Attn:   Mr. Lawrence D. Bain

If to the Company:

IMH Financial Corporation
4900 North Scottsdale Road
Suite 5000
Scottsdale, AZ  85251
Attn:   Mr. William Meris

12.12           Headings; Construction.  The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

13.         Indemnification.  To the maximum extent permitted by law, IMH and Infinet, as applicable, and its respective successors and assigns (the “Indemnitor”), shall indemnify, protect, defend and hold harmless the Consultant (and its members) (the “Indemnitee”), from, for, and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and including any claims made by regulatory agencies asserted against the Indemnitee arising out of, in whole or in part, the actions or commissions of the Indemnitor, this Agreement or the Consulting Services, other than those which have arisen from the Indemnitee’s gross negligence, willful misconduct or breach of this Agreement (hereinafter, collectively, “Claims”).  The Indemnitor shall provide a legal defense with counsel reasonably approved by the Indemnitee upon the first notice the Indemnitee sends to the Indemnitor and the Indemnitor shall continue to provide such defense to the Indemnitee until the matter is fully resolved by either final judgment, settlement, or other release executed by the Indemnitee.  The Indemnitor indemnifies the Indemnitee from, for and against all Claims, including, without limitation, all legal fees, costs and expert fees and costs that the Indemnitee may directly or indirectly sustain, suffer or incur as a result thereof.  The Indemnitor shall and does hereby assume on behalf of the Indemnitee, upon its demand, the amount of any costs allowed by law, and costs identified herein, any settlement reached or any judgment that may be entered against the Indemnitee, as a result of such Claims.  The obligations of the Indemnitor pursuant to this Section 13 shall survive the expiration or earlier termination of this Agreement.

14.          Board Approval.  The IMH Board and the Infinet Board, respectively, have approved this Agreement on behalf of IMH and Infinet, respectively.

15.          Cross-Default.  A breach by the Consultant of the Consultant’s obligations under this Agreement to (a) IMH shall give rise to an automatic cross-default in favor of Infinet with respect to Infinet’s obligations to the Consultant under this Agreement, and the Consultant’s rights against Infinet under this Agreement, and (b) Infinet shall give rise to an automatic cross-default in favor of IMH with respect to IMH’s obligations to the Consultant under this Agreement and the Consultant’s rights against IMH under this Agreement.

16.          New Consulting Agreement.  If requested by IMH, the Consultant shall enter into separate consulting agreements to evidence the terms of the Consultant’s engagement by each of IMH and Infinet, as applicable.

17.          NWRA Capital Partners, LLC.  IMH contemplates executing various agreements with NWRA in connection with the NWRA Convertible Loan Transaction between NWRA and IMH and/or IMH’s affiliates.  The Consultant acknowledges and agrees that the execution of the NWRA Convertible Loan Transaction shall not constitute a breach of this Agreement by IMH or Infinet, a Change in Control, or a Constructive Termination without Cause.

18.          Section 409A.

18.1           Specified Employee.  If the Consultant is a “specified employee” of IMH or Infinet, as applicable, within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Consultant’s Separation from Service, the Consultant shall not be entitled to any payment or benefit pursuant to Section 8 (other than any payment that does not provide for deferred compensation within the meaning of Section 409A, or that is made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of the Consultant’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to the Consultant upon or in the six (6) month period following the Consultant’s Separation from Service that are not so paid by reason of this Section 18.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Consultant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Consultant’s death).

18.2           Reimbursements.  To the extent that any reimbursements pursuant to Section 7.4 or Section 9.2 are taxable to the Consultant, any reimbursement payment due to the Consultant pursuant to any such provision shall be paid to the Consultant on or before the last day of the Consultant’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Consultant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Consultant receives in any other taxable year.

18.3           Separation from Service.  For purposes of this Agreement, the term “Separation from Service” means a termination of the Consultant’s engagement with IMH or Infinet, as applicable, pursuant to this Agreement, determined in accordance with Treas. Reg. § 1.409A-1(h). For purposes of determining the definition of service recipient for purposes of Section 409A of the Code, (1) for purposes of determining an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes IMH or Infinet, as applicable, for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 80 percent” shall be used; and (2) for purposes of determining a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes IMH or Infinet, as applicable, for purposes of applying Treas. Reg. § 1.414(c) 2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 80 percent” shall be used each place it appears in Treas. Reg. § 1.414(c) 2.  To the extent required to ensure compliance with the requirements of Section 409A, any reference in this Agreement to “Date of Termination” shall be deemed to be a reference to “Separation from Service,” as defined above.

18.4           No Elections.  The Consultant does not have any right to make any election regarding the time or form of any payment due under this Agreement.

18.5           Ban on Acceleration and Deferrals.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

18.6           Compliant Operation.  This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its respective officer or managing member thereunto duly authorized as of the Effective Date.

“IMH”

IMH Financial Corporation,
a Delaware corporation

By	/s/ William Meris
William Meris
Its: President
Address for the Purpose of Notice:
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“CONSULTANT”

ITH Partners, LLC,
a Delaware limited liability company

By:	/s/ Lawrence D. Bain, Managing Member
Lawrence D. Bain
Its: Managing Member

Address for the Purpose of Notice:
6929 N. Hayden Road, Suite C4
Scottsdale, AZ 85250

“INFINET”

INFINET Securities, LLC,
a Delaware limited liability company

By:	Infinet Financial Group, LLC,
a Delaware limited liability company

	By:	IMH Financial Corporation,
a Delaware corporation

		By:	/s/ William Meris
		Its:	President

SCHEDULE 2.1

CONSULTING SERVICES

1.           IMH.  The Consultant has or shall provide the following Consulting Services to IMH to the extent requested by IMH:

1.1           advice to IMH of a strategic and business development nature;

1.2           diligence on, and analytical work with respect to, IMH’s loan portfolio and prospective loan purchases and sales;

1.3           advice to IMH with respect to unrealized gains and losses in IMH’s loan portfolio;

1.4           advice to IMH with respect to the work of IMH’s valuation consultants and related issues;

1.5           advice to IMH with respect to certain accounting oriented issues, and interface with various parties, including, without limitation, the Company and IMH’s auditor;

1.6           advice to IMH with respect to certain matters under consideration from time to time by legal counsel respecting the Form S-11 and IMH’s contemplated initial public offering (the “IPO”), interface on those issue with IMH and IMH’s legal counsel, among others, and establishment and management of timelines for the filing of the Form S-11;

1.7           advice to IMH with respect to the implementation and management of certain matters in the final Form S-4, including, without limitation, all issues with IMH’s transfer agent, including the lock-up of the shares;

1.8           advice to IMH with respect to the structuring of IMH’s contemplated IPO and interface with management of IMH, the underwriters, legal counsel and auditors with respect thereto;

1.9           advice to IMH with respect to liquidity strategies in addition to IMH’s contemplated IPO, including, without limitation, potential debt offerings and assistance in the arrangement of commercial banking facilities;

1.10         advice to IMH regarding the selection of an independent Board of Directors and committees thereof, including, without limitation, candidates and proposed compensation terms, among other issues;

1.11         advice to IMH with respect to SEC filings to be made by IMH in connection with IMH’s contemplated IPO, and interface with management, legal counsel and IMH’s auditors with respect thereto;

Schedule 2.1-1

1.12         advice to IMH with respect to liability insurance and directors and officers insurance; and

1.13         other advice to IMH from time to time as requested by IMH.

2.           Infinet.  The Consultant has or shall provide the following Consulting Services to Infinet to the extent requested by Infinet:

2.1           advice to Infinet of a strategic and business development nature;

2.2           advice to Infinet with respect to the formation, structuring, business planning and capitalization thereof; and

2.3           advice to Infinet with respect to the leveraging of IMH’s relationship and strategic partnering with IMH.

3.           IMH Strategic Transaction.  In the context of a “purchase or sale transaction” (as defined on Schedule 7.1), the Consultant shall undertake the following services at the request of IMH:

3.1           assisting IMH in formulating criteria for purchasers;

3.2           screening, identifying and ranking potential purchasers;

3.3           developing and presenting to IMH a list of prospective purchasers;

3.4           performing financial analysis of IMH and the purchasers;

3.5           if requested by IMH, assisting IMH in preparing a brochure to be utilized in discussions with prospective purchasers;

3.6           assisting IMH in its determination of appropriate and desirable values to be realized in a sale transaction;

3.7           advising IMH as to the structure and form of a sale transaction;

3.8           counseling IMH as to strategy and tactics for discussions and negotiations with the purchasers and, if requested by IMH, participating in such discussions and negotiations;

3.9           assisting IMH in any proceedings relating to regulatory approvals for a sale transaction;

CAVEAT:

All decisions shall be made by IMH and not by the Consultant.  All advice of a tax, accounting or legal nature shall be made by qualified experts and not by the Consultant.  All services requiring a registered broker-dealer or underwriter shall be provided by such licensed persons and not by the Consultant.

Schedule 2.1-2

CAVEAT:

No Consulting Services set forth in this Agreement (including, without limitation, this Schedule 2.1) shall be provided to IMH or Infinet to the extent such Consulting Services constitute Excluded Services, except to the extent the Conditions to Providing the Excluded Services have been satisfied in the sole discretion of IMH or Infinet, as applicable.

Schedule 2.1-3

SCHEDULE 7.1

CONSULTING FEES AND OTHER PAYMENT OBLIGATIONS

1.           Consulting Fees.

1.1           IMH.  Commencing on the Effective Date and ending thirty (30) days after IMH’s written notice of termination of this Agreement to the Consultant as to IMH, in consideration for the Consultant’s Consulting Services rendered to IMH through the date thereof, IMH shall pay the Consultant during the Term an annual fee of $595,000, or the IMH Base Consulting Fee, or a monthly fee of $49,583.34 (the “IMH Base Monthly Fee”), payable monthly in advance.  Partial months shall be prorated on the basis of a 30-day month.

1.2           Infinet.  Commencing on the Effective Date and ending thirty (30) days after Infinet’s written notice of termination of this Agreement to the Consultant as to Infinet, in consideration for the Consulting Services rendered to Infinet through the date thereof, Infinet shall pay the Consultant during the Term an annual fee of $250,000, or the Infinet Base Consulting Fee, or a monthly fee of $20,833.33 (the “Infinet Base Monthly Fee”), payable monthly in advance.  Partial months shall be prorated on the basis of a 30-day month.

1.3           No Duplication.  None of the foregoing is intended to create any duplication of payments with Section 7 of the Agreement.

2.           Stock Options.  See Section 8 of the Agreement to which this Schedule 7.1 is attached.

3.           First Special Payment.  In consideration for the Consulting Services rendered to IMH, IMH shall also pay to the Consultant at the applicable closing a one time fee of $1,500,000, payable only in the event that one or more of the following occurs during the Term: (a) IMH raises $50 million or more in the aggregate of debt or equity capital (for the avoidance of doubt, in the event that the NWRA Convertible Note Transaction raises $50 million or more in the aggregate of debt or equity capital and closes, the First Special Payment shall be due and payable); or (b) IMH, in IMH’s sole discretion, lists IMH’s securities on a national securities exchange.  If the Consultant is terminated or the Agreement expires before either of the events in item (a) or (b) above occurs, then IMH shall only be obligated to pay the Consultant the First Special Payment if either of the events in item (a) or (b) above occurs within 24 months after the expiration or earlier termination of the Agreement (the “Tail Period”); provided, however, no Tail Period shall be applicable and no First Special Payment shall be due or payable if the Consultant resigns or is terminated for Cause during the Term.

Schedule 7.1-1

4.           Second Special Payment.  In consideration for the Consultant’s Consulting Services rendered to IMH during the Term (a) if IMH raises equity securities capital in an amount at or exceeding $50 million (in one or a series of transactions) or in any amount up to $100 million (in one or a series of transactions) during the Term and excluding for all purposes an initial public offering of IMH (a “Qualifying Equity Securities Offering”), IMH shall pay the Consultant a one time fee of 0.75% of the amount raised (i.e., $375,000 for a $50 million equity raise) up to $750,000 (for a $100 million equity raise), and (b) if IMH raises debt securities capital in an amount at or exceeding $100 million (in one or a series of transactions) or in any amount up to $250 million (in one or a series of transactions) (a “Qualifying Debt Securities Offering”), IMH shall pay the Consultant a one time fee of 1% of the amount raised (i.e., $1,000,000 for a $100 million debt raise) up to $2,500,000 (for a $250 million debt raise), (a “Qualifying Debt Securities Offering”) (a Qualifying Equity Securities Offering and a Qualifying Debt Securities Offering shall collectively be referred to as a “Qualifying Securities Offering”).  IMH shall pay the Consultant at the closing of the applicable Qualifying Securities Offering.  For the avoidance of doubt, in the event that the NWRA Convertible Note Transaction raises $50 million or more in the aggregate of debt or equity capital and closes, the Second Special Payment shall be due and payable.  A Qualifying Equity Securities Offering shall include any equity or equity linked securities transaction, including, without limitation, the NWRA Convertible Note Transaction.

5.           Equity Securities.  In consideration for the Consulting Services rendered to IMH during the Term, if IMH raises $50 million or more of debt or equity capital during the Consulting Term, then IMH shall make a one-time issuance within five business days after the event to the Consultant of 50,000 shares of IMH’s common stock.  For the avoidance of doubt, for purposes of this Schedule 7.1, debt capital shall include (a) any senior debt received from any bank lender (excepting only debt capital received from First Credit Bank prior to the Effective Date) secured by any assets of IMH (or any corporate affiliate thereof), and (b) cash actually received by IMH from any loan sales to any third parties unaffiliated with IMH.  For the avoidance of doubt, in the event that the NWRA Convertible Note Transaction raises $50 million or more in the aggregate of debt or equity capital and closes, the payment in this Section 5 shall be due and payable.

Schedule 7.1-2

6.           Legacy Asset Performance Fee.  The Legacy Asset Performance Fee (the “LAPF”) shall be calculated by IMH as an amount equal to 3% of the positive difference derived by subtracting (a) 110% of IMH’s December 31, 2010 valuation mark (the “Base Mark”) (as reflected in IMH’s December 31, 2010 Form 10-K audited financials) of any asset then owned by IMH and also owned by IMH on the Effective Date (whether real estate owned or mortgage loans (the “Legacy Assets”) from (b) IMH’s gross sales proceeds, if any, from IMH’s sales of any Legacy Asset during the Term.  The LAPF shall be calculated on a Legacy Asset by Legacy Asset basis; provided, however, in the calculation of the LAPF, IMH shall not offset any gross sales proceeds received from the sale of any Legacy Asset that generates gross sales proceeds to IMH below 110% of the Base Mark against other sales of Legacy Assets that generate gross sales proceeds to IMH above 110% of the Base Mark.  The LAPF shall be paid (a) to the Consultant within thirty (30) days after IMH actually receives the gross sales proceeds from IMH’s purchaser of the applicable Legacy Asset, and (b) from the gross sales proceeds IMH actually receives from IMH’s purchaser of the applicable Legacy Asset.

7.           Strategic Advisory Fee.  As used herein, the term “purchase and sale transaction” means whether effected in one transaction or a series of transactions:  (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of IMH is combined with that of an unaffiliated third-party, or (b) (i) the acquisition, directly or indirectly, by an unaffiliated third-party purchaser of more than 50% of IMH by an unaffiliated third-party purchaser or otherwise, or (ii) the sale, directly or indirectly, by IMH of 50% or more of an unaffiliated third-party  If during the Term, IMH enters into a definitive agreement and closes the applicable purchase or sale transaction that is the subject of the definitive agreement pursuant to which the Consultant advised IMH and had discussions with the third-party regarding a purchase or sale transaction, then IMH shall pay the Consultant a transaction fee (the “Strategic Advisory Fee”) in an amount based on the transaction price and calculated as set forth below, payable in cash upon the closing of such purchase or sale transaction, but in an amount not less than $500,000.  The Strategic Advisory Fee is defined as the aggregate fair market value of any securities issued and/or any cash paid or received, plus the amount of any indebtedness assumed, directly or indirectly, in connection with the transaction, and shall be 3% thereof.

8.           Product Origination Fee.  The Product Origination Fee (the “POF”) is a fee to be payable by Infinet to the Consultant in consideration for the Consultant’s origination of new products for Infinet.  The POF for each product shall be established in advance by Infinet’s Chief Executive Officer and the Consultant and shall be memorialized in a written agreement executed by each of Infinet and the Consultant in each instance; provided, however, that the POF for each new product described in the separate written agreement shall be not less than $100,000 in each instance; and provided, further, in order for the new product to qualify for a POF, the new product must raise more than $25 million of gross invested capital unless otherwise approved by the Chief Executive Officer of Infinet in writing.

Schedule 7.1-3